Exhibit 10.11
AMENDMENT TO

EMPLOYMENT AGREEMENT

This Amendment to Employment Agreement (the “Amendment”) is made and entered into as of April 12 2006 (“Effective Date”) by and among Wintegra, Inc. a private company Incorporated under the laws of the State of Delaware, with its principal offices at Austin, Texas (the “Company”), and Robert O’Dell, residing at 5604 Sedona Drive, Austin Texas, 78759 (the “Employee”).

WHEREAS, the Company and the Employee previously executed an Employment Agreement dated 9 Feb, 2000 (the "Prior Agreement")

WHEREAS, the Company and the Employee desire to amend certain of the terms of the employment of Employee

NOW, THEREFORE, in consideration of the promises and the mutual covenants, terms and conditions hereinafter set forth, and for other good and valuable consideration, the receipt of which is hereby specifically acknowledged, the parties hereto agree as follows:

1.  Severance
Without derogation of Section 3.2(a) of the Prior Agreement, upon termination of employment from the Company for any reason, Employee shall receive payment of either the amounts set forth in Section 1.1 or Section 1.2 below in consideration of Employee's undertaking not to compete with the Company.

1.1
Involuntary Termination. If the Company terminates Employee’s employment with the Company for reasons other than Cause, death or Disability, or Employee resigns from his employment with the Company due to a Constructive Termination, then Employee shall be entitled to receive continuing payments of severance pay (less applicable tax withholding) at the Salary as then in effect, for a period of three (3) months from the Termination Date, payable in accordance with the Company’s normal payroll policies.

1.2
Change of Control Severance. If within twelve (12) months of a Change of Control of the Company, the Company terminates Employee’s employment with the Company for reasons other than Cause, death, or Disability or Employee resigns from his employment with the Company due to a Constructive Termination, Employee will be entitled to receive:

(a)
Continuing payments of severance pay (less applicable tax withholding) of Salary as then in effect, for a period of six (6) months from the Termination Date, payable in accordance with the Company’s normal payroll policies;

(b)	Vesting as of the Termination Date of fifty percent (50%) of all unvested options granted to Employee; and

(c)
Extension of the exercise period enabling Employee to exercise his options through the first anniversary of the Termination Date; notwithstanding, in no case shall the exercise period be extended beyond the maximum term of the options. Additionally, the exercise period of the options may not be extended beyond the later to occur of (x) the fifteenth day of the third month after the options would have otherwise expired due to the termination of Employee's employment, or (y) the end of the calendar year during which the options would have otherwise expired due to termination of Employee's employment.

2. Definitions.
(a)	Cause. For purposes of this Amendment, “Cause” is defined as:

i.	an act of dishonesty made by Employee in connection with Employee's responsibilities as an employee;

ii.	Employee's conviction of, or plea of nolo contendere to, a felony;

iii.	Employee's gross misconduct; or

iv.
Employee's continued substantial violations of his employment duties after Employee has received a written demand for performance from the Company which specifically sets forth the factual basis for the Company's belief that Employee has not substantially performed his duties.

(b)	Change of Control. For purposes of this Agreement, “Change of Control” is defined as:

i.
any “person” (as such term is used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended) is or becomes the “beneficial owner” (as defined in Rule 13d-3 under said Act), directly or indirectly, of securities of the Company representing fifty percent (50%) or more of the total voting power represented by the Company's then outstanding voting securities;

ii.
a change in the composition of the Board of Directors of the Company occurring within a two (2) year period, as a result of which fewer than a majority of the directors are Incumbent Directors. “Incumbent Directors” will mean directors who either (A) are directors of the Company as of the date of the consummation of the Company's public offering, or (B) are elected, or nominated for election, to the Board of Directors of the Company with the affirmative votes of at least a majority of the Incumbent Directors at the time of such election or nomination (but will not include an individual whose election or nomination is in connection with an actual or threatened proxy contest relating to the election of directors to the Company);

iii.
the date of the consummation of a merger or consolidation of the Company with any other corporation that has been approved by the stockholders of the Company, other than a merger or consolidation which would result in the voting securities of the Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity) more than fifty percent (50%) of the total voting power represented by the voting securities of the Company, or such surviving entity outstanding immediately after such merger or consolidation, or the stockholders of the Company approve a plan of complete liquidation of the Company; or

iv.	the date of the consummation of the sale or disposition by the Company of all or substantially all the Company's assets.

(c)
Constructive Termination. “Constructive Termination” means Employee’s resignation from his employment within ninety (90) days, plus any applicable thirty (30) day cure period, following the occurrence of any of the following without Employee’s consent:

i.
a significant reduction of Employee’s duties, position or responsibilities relative to Employee’s duties, position or responsibilities in effect immediately prior to such reduction; provided, however, that a reduction in duties, position or responsibilities solely by virtue of the Company being acquired and made part of a larger entity will not constitute a “Constructive Termination”; or

ii.
a reduction of more than ten percent (10%) by the Company of Employee’s Company Salary as in effect either on the Effective Date or immediately prior to such reduction (other than as part of an overall reduction applicable to similarly situated senior Employees of the Company or its successor).

(d)
In each case, prior to Employee being permitted to resign from his employment due to a “Constructive Termination”, the Company will have thirty (30) days to cure any such alleged breach, assignment, reduction or requirement, after Employee provides the Company written notice of the actions or omissions constituting such breach, assignment, reduction or requirement.

(e)
Disability. “Disability” means that Employee is determined by the Company to be disabled under the provisions of the Disability Insurance, and Employee has received long-term disability benefits for a period of at least three (3) months under such plan.

(f)
Termination Date. Subject to the requirements of Section 3.2(a) of the Prior Agreement, “Termination Date” means the effective date of any notice of termination of employment delivered by one party to the other.

3 Conditions to Receive Severance Package. The severance payments described in this Amendment will be provided to Employee only if Employee executes and delivers to the Company, and does not revoke, a general release of claims in a form acceptable to the Company.

4. Amendments. Appendix A, attached hereto, shall supersede Sections 6,7,8 and 9 of the Prior Agreement.

5. Prior Agreement. The rights described in this Amendment are in addition to any rights granted to Employee in the Prior Agreement. All terms and conditions of the Prior Agreement that are not specifically amended by this Amendment shall remain in full force and effect.

IN WITNESS WHEREOF, the Company and the Employee have executed this Amendment, as of the day and year first above written.

/s/ Jacob Ben-Zvi	/s/ Robert O'Dell
WINTEGRA INC.	ROBERT O'DELL

By: Jacob Ben-Zvi

APPENDIX A

Confidentiality, Non-competition and Proprietary Information Agreement

My obligations under this Confidentiality and Intellectual Property Assignment Agreement (hereafter “Agreement”) are towards (i) Wintegra Inc. (the “Company”) (ii) its present and future parent companies, subsidiaries and affiliates and successors. All of the aforementioned entities shall be referred to collectively as the “Company’s Entities”. As a condition of my employment with Wintegra Inc., its parents, subsidiaries, affiliates, successors or assigns (collectively, the “Company”) and in consideration of my receipt of confidential information upon execution of this Agreement and my receipt of the compensation now and hereafter paid to me by Company, I agree to the following terms and conditions of this Confidentiality, Non-competition and Proprietary Information Agreement (the “Agreement”) which shall be effective as of the date set forth in the signature block (“Effective Date”)

1.     Confidentiality

I will regard and retain as confidential and will not divulge to any third party, or use for any unauthorized purposes either during or after the term of my service with the Company, any Confidential Information, as defined below, that I have acquired during my service or in connection with my service or contacts with the Company’s Entities, except as necessary in the ordinary course of performing my authorized duties on behalf of the Company’s Entities.

2.     Confidential Information

“Confidential Information” shall include, but will not be limited to, information regarding research and development related to actual or anticipated products, inventions, whether patentable or non-patentable, hardware, software or other products, methods of manufacture, trade secrets, business plans, customer lists, finances, and any other data or information related to the business or affairs of any of the Company's Entities. Confidential Information will include information in written, oral or any other format.

Immediately upon execution of this Agreement, the Company agrees to provide me with certain Confidential Information regarding the Company, regardless of whether or not I am employed by the Company at such time (“Initial Disclosure”). Following the Initial Disclosure of Confidential Information, the Company may make available to me additional Confidential Information that will enable me to optimize the performance of my duties to the Company. Except for the Initial Disclosure, I agree that the Company will have no obligation to make available to me any of its Confidential Information after the termination of my employment

3.    Return of Confidential Information

All materials including, but not limited to, documents, notes, memoranda, records, diagrams, blueprints, bulletins, formulas, reports, computer programs, databases, and any other material of any kind and in any form that contains Confidential Information, coming into my possession or prepared by me in connection with my service, are the exclusive property of the Company’s Entities (hereinafter the “Documents”). I agree to return to the Company’s Entities all such Documents upon termination of my employment, unless I acquire the Company’s specific written consent to release any such Document.

4.    Ownership Rights

Without additional compensation and consideration, I hereby assign and will in the future irrevocably assign to the Company, and acknowledge and will in the future acknowledge the Company’s exclusive right (including any ‘moral’ right), domestic and foreign, to any and all intellectual property, including, without limitations, all inventions, mask works, discoveries, and works of authorship, whether capable of being patented or copyrighted or not, which I may conceive, make, develop, author, or work on, in whole or in part, independently, or jointly with others, during the term of my employment with the Company, which are either (i) related to the Company’s Entities’ business; (ii) related to the Company’s Entities’ research and development; (iii) developed in whole or in part on the Company’s time or with the use of any Company’s equipment, supplies, facilities, or trade secret; or (iv) result directly or indirectly from any work I performed for the Company (hereinafter the “Company’s Entities’ Intellectual Property”). To the extent allowed by applicable law, I agree to waive any moral rights I may have in the Company’s Entities’ Intellectual Property.

5.    Disclosure and Record of Inventions

I will promptly disclose and describe to the Company all of the inventions contained within the Company’s Entities’ Intellectual Property (hereinafter the “Inventions”). I agree to keep and maintain adequate and current written records of all Inventions during the term of my employment with the Company’s Entities. The records will be in the form of notes, sketches, drawings and any other format that may be specified by the Company’s Entities. The records will be available to and remain the Company’s Entities’ sole property at all times.

6.    Employee Assistance

I will, at the Company’s Entities’ expense, assist in preparation and registration of patents and any other intellectual property right in favor of the Company’s Entities, in any jurisdiction deemed appropriate by the Company’s Entities. Such assistance shall include, without limitation, the preparation of documents, drawings and other data and execution of assignments, applications and other forms. I agree to perform this obligation during and after my service with the Company’s Entities. In order to give full effect to this section I hereby irrevocably appoint the Company’s Entities (and their representatives) as my attorneys in fact, authorized in my name and on my behalf to execute all such documents.

7.    No Conflicting Obligations

I will not disclose to the Company’s Entities any proprietary or confidential information belonging to any third party, including any prior or current employer or contractor, unless I have first received the written approval of that third party and present it to the Company’s Entities. I undertake not to perform any activity related to my employment with the Company’s Entities on the premises of any third party, or while using any equipment or materials that belong to any such third party, unless instructed to do so by the Company’s Entities.

8.    Third Party Information

I recognize that the Company’s Entities have received and will in the future receive from third parties such third parties’ confidential or proprietary information, subject to a duty on the Company’s Entities’ part to maintain the confidentiality of such information and to use it only for certain limited purposes. I agree to hold all such confidential or proprietary information in the strictest confidence and not to disclose it to any person or entity or to use it except as necessary in carrying out my services for the Company’s Entities, consistent with the Company’s Entities’ agreement with such third party.

9.    Non-Solicitation

I agree that for a period of one (1) year immediately following the termination of my relationship with the Company’s Entities for any reason, whether with or without cause, at the option either of the Company’s Entities or myself, with or without notice, I will not, either directly or indirectly, solicit, induce, recruit or encourage any of the Company’s Entities’ employees to leave their employment, or hire or take away such employees, or attempt to solicit, induce, recruit, encourage, hire or take away employees of the Company’s Entities, either for myself or for any other person or entity.

10.   Covenant Not to Compete.

I agree that during the course of my employment and for a period of one (1) year immediately following the termination of my relationship with the Company for any reason, whether with or without cause, at the option either of the Company or myself, with or without notice, I will not, either directly or indirectly, (i) serve as an advisor, agent, consultant, director, employee, officer, partner, proprietor or otherwise of, (ii) have any ownership interest in (except for passive ownership of one percent (1%) or less of any entity whose securities have been registered under the Securities Act of 1933, as amended, or Section 12 of the Securities Exchange Act of 1934, as amended) or (iii) participate in the organization, financing, operation, management or control of, any business in competition with the Company’s Entities business as conducted by the Company during the course of my employment with the Company. The foregoing covenant shall cover my activities in every part of the Territory. “Territory” shall mean (i) all counties in the State of Texas, (ii) all other states of the United States of America and (iii) all other countries of the world; provided that, with respect to clauses (ii) and (iii), the Company’s Entities maintain non-trivial operations, facilities, or customers in such geographic area prior to the date of the termination of my relationship with the Company.

I acknowledge that my fulfillment of the obligations contained in this Agreement, including, but not limited to, my obligation neither to use, except for the benefit of the Company’s Entities, or to disclose the Confidential Information of the Company’s Entities and my obligation not to compete contained in the preceding paragraph is necessary to protect the Company’s Entities’ Confidential Information and to preserve the Company’s Entities value and goodwill. I further acknowledge the time, geographic and scope limitations of my obligations under the paragraph above are reasonable, especially in light of the Company’s Entities desire to protect its Confidential Information, and that I will not be precluded from gainful employment if I am obligated not to compete with the Company Entities during the period and within the Territory as described above.

The covenants contained in the first paragraph of this Section 10 shall be construed as a series of separate covenants, one for each city, county and state of any geographic area in the Territory. Except for geographic coverage, each such separate covenant shall be deemed identical in terms to the covenant contained in the first paragraph of this Section 10. If, in any judicial proceeding, a court refuses to enforce any of such separate covenants (or any part thereof), then such unenforceable covenant (or such part) shall be eliminated from this Agreement to the extent necessary to permit the remaining separate covenants (or portions thereof) to be enforced. In the event the provisions of the first paragraph of this Section 10 are deemed to exceed the time, geographic or scope limitations permitted by applicable law, then such provisions shall be reformed to the maximum time, geographic or scope limitations, as the case may be, then permitted by such law.

11.   Interference

I agree that during the course of my employment and for a period of one (1) year immediately following the termination of my relationship with the Company’s Entities for any reason, whether with or without cause, at the option either of the Company’s Entities or myself, with or without notice, I will not, either directly or indirectly, interfere with the Company’s Entities’ customer relationships.

12.   Breach of Obligation

I am aware that a breach of any of the obligations under this Agreement will cause the Company’s Entities’ serious and irreparable harm, to which no monetary compensation can be an appropriate remedy. Therefore, I agree that if such a breach occurs, the Company’s Entities shall be entitled, without prejudice, to take all legal means necessary, including any injunctive relief, to restrain any continuation or further breach of this Agreement, without any objection from me and without the necessity of posting bond.

13.   Assignment

This Agreement may be assigned by the Company. I may not assign or delegate my obligations under this Agreement without the Company's prior written approval. Any purported assignment in violation of this section shall be null and void.

14.   Survival

My obligations under this Agreement, except those set out in Sections 9 and 10 (which shall be enforceable on the terms described) shall remain in full force after termination, for any reason, of my employment with the Company.

15.   Condition to Employment

I acknowledge that execution of this Agreement is a condition to the Company's Entities’ engagement with me and the disclosure of the Initial Disclosure.

Robert O'Dell	/s/ Robert O'Dell	12 April, 2006
Name of Employee	Signature	Date

EMPLOYMENT AGREEMENT

This Employment Agreement (the “Agreement”) is made and entered into as of February 9, 2000 (“Effective Date”) by and among Wintegra, Inc. a private company Incorporated under the laws of the State of Delaware, with its principal offices at Austin, Texas (the “Company”), and Robert O’Dell, residing at 5604 Sedona Drive, Austin Texas, 78759 (the “Employee”).

WHEREAS, the Company desires to employ and secure for itself the services of the Employee upon the terms and subject to the conditions specified herein; and

WHEREAS, the Employee desires to accept employment with the Company upon the terms and subject to the conditions specified herein;

NOW, THEREFORE, in consideration of the promises and the mutual covenants, terms and conditions hereinafter set forth, and for other good and valuable consideration, the receipt of which is hereby specifically acknowledged, the parties hereto agree as follows:

1.    EMPLOYMENT.

1.1.
The Company hereby employs the Employee in the capacity of Vice President of Marketing upon the terms and subject to the conditions set forth below. The Employee hereby accepts employment with the Company upon the terms and subject to the conditions set forth below. This agreement is personal and shall not invoke the provisions of any collective bargaining agreement or arrangement, whether presently existing or that shall exist in the future, except and only to the extent so mandated by law.

1.2.
The Employee understands and agrees that the Company reserves the right, in its sole discretion, to make personnel changes, including without limitation, changes in the Employee’s position (title, scope, reporting structure, duties and responsibility) for the Company’s own purposes, without limitation, and without incurring any liability.

2.    DUTIES .

2.1.
The Employee agrees to devote his full business time, attention, best efforts and ability to the affairs of the Company. He shall report to Jacob Ben-Zvi and shall be subject to the direction and control of the Board of Directors. The Employee shall have primary responsibility for operating and managing the Marketing, and Systems and Applications Engineering functions of the Company and such other duties as may be assigned to the Employee from time to time by the President of the Company or the Board of Directors.

2.2.
The Employee acknowledges that his capacity as Vice President of Marketing is a fiduciary position and requires a special degree of trust. Employee also acknowledges that his duties and responsibilities may entail irregular work hours and extensive traveling, for which he is adequately rewarded by the compensation provided for in this Agreement.

2.3.
When the Employee performs services for the Company, the Employee shall be, at all times, an employee of the Company. While performing services for the Company, the Employee shall not engage in any activities that, in the Company’s opinion, may interfere or conflict with the proper discharge of his duties.

2.4.	The Employee shall not be entitled to engage in any other business activity, unless the Board of Directors has approved in advance such engagement.

3.    AT-WILL EMPLOYMENT.

3.1.
Employee’s employment with Company is At-Will and not for any specified period. Employee’s employment may be terminated at any time, with or without cause by either Employee or Company, subject to the notice provisions set forth below. In addition, Company reserves the right to modify Employee’s position or duties to meet business needs and to use discretion in deciding on appropriate discipline. No representative of the Company, other than the Chief Executive Officerhas the authority to alter the at-will employment relationship. Any change to the at-will employment relationship must be by specific, written agreement signed by Employee and the Chief Executive Officer. Nothing in this Agreement is intended to or should be construed to contradict, modify or alter this at-will relationship.

3.2.	The Agreement and the Employee’s employment may be terminated at any time for any reason in accordance with the following notice provisions:

(One)	at any time at the option of either party upon ninety (90) days prior written notice (“Prior Notice”);

(Two)	immediately for cause. For purposes of this Agreement, an event or occurrence constituting “cause” includes but is not limited to:

(a)	Dishonesty of the Employee affecting the Company as decided by the Company in its sole and absolute discretion;

(b)
A serious breach of trust including theft, embezzlement, self-dealing, prohibited disclosure to unauthorized persons or entities of confidential or proprietary information of or relating to the Company, all in the sole and absolute discretion of the Company;

(c)	The Employee’s conviction of a felony or of any crime involving moral turpitude, fraud or misrepresentation. The conviction may or may not relate to the Company;

(d)
Any gross negligence or bad-faith conduct of the Employee resulting in material loss to the Company or any of its affiliated companies or material damage to the reputation of the Company or any of its subsidiaries; and

(e)	Any material breach of this Agreement.

3.3.	Section 3.2 above does not and shall not be construed to change the At-Will nature of the Employee's employment with the Company.

3.4.
In the event of a termination of this Agreement according to section 3.2(One) pursuant to a Prior Notice, the Employee shall continue to render services to the Company during the Prior Notice period, Nevertheless, the Company shall have the right not to take advantage of the full Prior Notice period and may terminate the employment relationship at any time during the Prior Notice period. In the event of such termination, the Company shall continue to pay the Employee his salary and benefits through the remainder of the Prior Notice period.

3.5.
For the avoidance of any doubt, it is hereby expressed that the Company reserves the right not to take advantage of the full Prior Notice period in both the event the notice of termination of employment was delivered by it or in the event that the it was delivered by the Employee (in which case it shall not constitute a dismissal of employment by the Company).

3.6.
All such payments shall be less deductions for all applicable taxes and withholdings under any relevant laws. The Company shall have no further obligation to make any salary payments or provide any benefits to the Employee, except as required by applicable law.

3.7.	The Employee undertakes that immediately upon the termination of his employment with the Company, for any reason, he shall act as follows:

(One)
he shall deliver and/or return to the Company all the documents, CDs, diskettes or other magnetic media, letters, notes, reports, business cards and other papers in his possession and relating to his employment with the Company, as well as any equipment and/or other property belonging to the Company which was placed at his disposal, including any company car, telephone instruments, modems, computers, employee's badge or other equipment;

(Two)	he shall delete any information relating to the Company or its business from his personal computer, if any;

(Three)
he shall coordinate his resignation with his supervisors, including the orderly handing over of his position according to the timetable determined by the Board of Directors, and he shall hand over in an orderly fashion and in accordance with the Company procedures his position, the documents and all the other matters dealt with by him to whomever the Company instructs, and all to the satisfaction of the Company.

4.    BASE ANNUAL SALARY.

As compensation for services rendered hereunder, the Company shall pay the Employee a gross annual salary of US$ 120,000 (the "Salary") paid in monthly installments in accordance with the Company’s normal payroll practice, less all applicable state and federal withholding tax, social security and all other employment taxes or authorized payroll deductions. The Company will periodically review Employee’s performance and adjustments to salary or other compensation, if any, will be made by the Company in its sole and absolute discretion.

5.    BENEFITS.

5.1.
In addition to the Salary set forth in paragraph 42 above, the Employee shall receive the following benefits, and only such benefits, from the Company , it being understood that any wage based benefits shall be calculated exclusively on the basis of the Salary:

(One)	Vacation. The Employee shall be entitled to ten (10) business days of vacation per year.

(Two)	Holiday. The Employee shall be entitled to ten (10) days of holidays per year.

(Three)	Sick Leave. The Employee shall be entitled to five (5) days of paid sick leave per year. Any sick days not used may be converted to vacation days.

(Four)	Benefit Plans.

(a)
The Employee will be entitled to participate in a 401K plan as defined by the Company. The Employee will contribute to the plan and the Company will contribute to the plan a comparable contribution of up to 3% of the Employee’s salary.

(b)
The Employee will be entitled to participate in a health care plan as defined by the Company. The Company will contribute a portion of the premium payments for health care coverage of the Employee as determined by the plan.

(c)
The Employee will be entitled to participate in a vision service plan and dental care plan as defined by the Company. The Company will contribute a portion of the premiums for vision service and dental care coverage of the Employee as determined by the plan

(Five)	Life Insurance. The Employee will participate in a life Insurance plan that will compensate for Employee’s death and disability in a face amount of up to 1 times the Employee’s annual salary.

5.2.	The Company will make deductions, withholdings, from all payments and benefits, pursuant to this Agreement which are required by law or regulations. (taxes and other charges).

5.3.	The Company reserves the right to change or eliminate the fringe benefits on a prospective basis, at any time, effective upon notice to Employee.

6.    CONFIDENTIAL INFORMATION.

The Employee agrees not to divulge or use, except in furtherance of the Company’s business at any time during his employment or after the termination of his employment with the Company, any confidential and other proprietary information (“Confidential Information”) obtained at any time, disclosed to the Employee or developed by the Employee in the course of the Employee’s employment with the Company or regarding the technology, know how, intellectual property and business of either the Company, its subsidiaries, affiliates, or any of its customers, except that the Employee may disclose certain necessary information to co-workers employed at the Company and to third parties when required to do so in connection with the performance of his duties hereunder. “Confidential Information” shall mean information which is not known to the public and shall include, but not be limited to, technology, intellectual property, trade secrets, know-how, data, technical or non-technical, whether written, graphic or oral, the names or addresses of prospective or existing investors, customers, employees, supply sources, ideas, financial information, operations policies, marketing strategies, product roadmaps, business development plans, corporate assets, financial forecasts, and historical financial results.

7.    COVENANT NOT TO SOLICIT EMPLOYEES.

During Employee’s employment and for a period of one year from the date of termination of this Agreement, without the prior written consent of the Board of Directors of the Company, the Employee shall not directly or indirectly solicit or seek to obtain or achieve the employment of any person employed by or engaged as consultant of, either the Company, its subsidiaries, affiliates, or any successors or assigns thereof, except for those employees or consultants who have left the Company, its subsidiaries, affiliates, or any successors or assigns thereof more than one (1) year prior to the date of the Employee’s termination of employment with the Company.

8.    COVENANT NOT COMPETE POST-TERMINATION.

8.1.
Consideration For Promise To Refrain From Competing. Employee agrees that Company’s disclosure of confidential and proprietary information and provision of specialized training and/or knowledge to Employee, and Employee’s level of compensation and benefits, are partly in consideration of and conditioned upon Employee not competing with Company. Employee acknowledges that such consideration for his services under this Agreement is adequate consideration for his promises contained within this Section 8.

8.2.
Promise To Refrain From Competing. For a period of six (6) months from the date of termination of this Agreement, without the prior written consent of the Board of Directors of the Company, the Employee shall not participate, directly or indirectly (whether as advisor, principal, agent, partner, officer, director, employee, stockholder, associate or consultant) in any Business Entity. For purposes of this paragraph, the term “Business Entity” shall mean any person, partnership, corporation or other business entity that is involved in any competition with any business or activity carried on by the Company or its affiliates or subsidiaries prior to the date of this Agreement or hereafter conducted by the Company or its affiliates or subsidiaries during the term of this Agreement anywhere in the world. Notwithstanding the foregoing, in the event the Company is subsequently acquired by another person, corporation or business enterprise, “Business Entity” shall be limited to any person, partnership, corporation or other business entity that is involved in any competition with any business or activity carried on by the Company or its affiliates or subsidiaries at the time of acquisition.

8.3.
Reasonableness of Restrictions. Employee represents and agrees that the restrictions on competition, as to time, geographic area, and scope of activity, required by this Section are reasonable, do not impose a greater restraint than is necessary to protect the goodwill and business interests of the Company, and are not unduly burdensome to Employee. Employee expressly acknowledges that the Company competes on a worldwide basis and that the geographical scope of these limitations is reasonable and necessary for the protection of Company's trade secrets and other confidential and proprietary information. Employee further agree that these restrictions allow Employee an adequate number and variety of employment alternatives, based on Employee’s varied skills and abilities. Employee represents that Employee is willing and able to compete in other employment not prohibited by this Agreement.

8.4.
Reformation if Necessary. In the event a court of competent jurisdiction determines that the geographic area, duration, or scope of activity of any restriction under this Section is unenforceable, the restrictions under this Section shall not be terminated but shall be reformed and modified to the extent required to render them valid and enforceable.

9.    INTELLECTUAL PROPERTY ASSIGNMENT.

9.1.
Disclosure of Prior Inventions. Employee has identified on Exhibit A (“Prior Inventions”) attached hereto all inventions relating in any way to the Company’s business or demonstrably anticipated research and development which were made by Employee prior to his employment with the Company (“Prior Inventions”), and Employee represents that such list is complete. Employee represents that Employee has no rights in any such inventions other than those Prior Inventions specified in Exhibit A (“Prior Inventions”). If there is no such list on Exhibit A (“Prior Inventions”), Employee represents that Employee has made no such Prior Inventions at the time of signing this Agreement.

9.2.
Ownership. Any invention, development or know-how which shall be conceived, developed or reduced to practice by the Employee during the period of his employment relating to the business of the Company or the use of any of its technologies, facilities or Confidential Information, notwithstanding that it is perfected or reduced to specific form at any time thereafter provided that its conception arose during such period, including all rights therein and in any patent or other form of intellectual property or legal protection with respect thereto, shall become the sole property of the Company, without need for any specific action or notice or any consideration to the Employee other than as provided for by this Agreement (“Company Inventions”). The Employee shall cooperate with the Company and assist it in obtaining any patent or other form of legal protection for such Company Inventions or know-how for no additional compensation (other than the coverage of the Employee's reasonable out of pocket expenses). Employee agrees to grant the Company or its designees a royalty free, irrevocable, worldwide license (with rights to sublicense through multiple tiers of distribution) to practice all applicable patent, copyright and other intellectual property rights relating to any Prior Inventions which Employee incorporates, or permits to be incorporated, in any Company Inventions. Notwithstanding the foregoing, Employee agrees that Employee will not incorporate, or permit to be incorporated, such Prior Inventions in any Company Inventions without Company’s prior written consent.

10.    NO CONFLICTING OBLIGATIONS

The Employee will not disclose to the Company any confidential information or material belonging to a third party, including that belonging to any prior employer, contractor, unless the Employee has first received the written approval of that third party and presents such approval to the Company.

11.
Agreement to Arbitrate. To the fullest extent permitted by law, Employee and Company agree to arbitrate any controversy, claim or dispute between them arising out of or in any way related to this Agreement, the employment relationship between Company and Employee and any disputes upon termination of employment, including but not limited to breach of contract, tort, discrimination, harassment, wrongful termination, failure to accommodate, family and medical leave, compensation or benefits claims, constitutional claims; and any claims for violation of any local, state or federal law, statute, regulation or ordinance or common law. Claims for injunctive relief regarding breach of any of the covenants contained in sections 7-10 are excluded. For the purpose of this agreement to arbitrate, references to “Company” include all parent, subsidiary or related entities and their employees, supervisors, officers, directors, agents, pension or benefit plans, pension or benefit plan sponsors, fiduciaries, administrators, affiliates and all successors and assigns of any of them, and this agreement shall apply to them to the extent Employee’s claims arise out of or relate to their actions on behalf of Company.

11.1.
Consideration. The mutual promise by Company and Employee to arbitrate any and all disputes between them (except for those referenced above) rather than litigate them before the courts or other bodies, provides the consideration for this agreement to arbitrate.

11.2.
Initiation of Arbitration. Either party may exercise the right to arbitrate by providing the other party with written notice of any and all claims forming the basis of such right in sufficient detail to inform the other party of the substance of such claims. In no event shall the request for arbitration be made after the date when institution of legal or equitable proceedings based on such claims would be barred by the applicable statute of limitations.

11.3.
Arbitration Procedure. The arbitration will be conducted in [[insert city]], Texas by a single neutral arbitrator and in accordance with the American Arbitration Association’s (“AAA”) then current rules for resolution of employment disputes. The parties are entitled to representation by an attorney or other representative of their choosing. The arbitrator shall have the power to enter any award that could be entered by a judge of the trial court of the State of Texas, and only such power, and shall follow the law. In the event the arbitrator does not follow the law, the arbitrator will have exceeded the scope of his or her authority and the parties may, at their option, file a motion to vacate the award in court. The parties agree to abide by and perform any award rendered by the arbitrator. Judgment on the award may be entered in any court having jurisdiction thereof.

11.4.
Costs of Arbitration/Attorneys’ Fees. Each party shall bear one half the cost of the arbitration filing and hearing fees, and the cost of the arbitrator. In addition, each side will bear its own attorneys’ fees in any dispute unless a statutory section at issue, if any, authorizes the award of attorneys’ fees to the prevailing party.

12.    MISCELLANEOUS.

12.1.
Governing Law; Submission to Jurisdiction. This Agreement shall be governed by and construed in accordance with the laws of the State of Texas. Any litigation concerning any claims under or breach of this Agreement shall be brought exclusively in the competent courts in Texas, except as otherwise provided in Section 11 herein

12.2.
Successors and Assigns. The rights and obligations of Company under this Agreement shall inure to the benefit of and shall be binding upon the successors and assigns of Company. Employee shall not be entitled to assign any of his rights or obligations under this Agreement.

12.3.
Waiver. Either party’s failure to enforce any provision of this Agreement shall not in any way be construed as a waiver of any such provision, or prevent that party thereafter from enforcing each and every other provision of this Agreement. No oral waiver, amendment or modification will be effective under any circumstances whatsoever.

12.4.
Severability. In the event any provision of this Agreement is found to be unenforceable by an arbitrator or court of competent jurisdiction, such provision shall be deemed modified to the extent necessary to allow enforceability of the provision as so limited, it being intended that the parties shall receive the benefit contemplated herein to the fullest extent permitted by law. If a deemed modification is not satisfactory in the judgment of such arbitrator or court, the unenforceable provision shall be deemed deleted, and the validity and enforceability of the remaining provisions shall not be affected thereby.

12.5.
Notices. Any notice required or permitted by this Agreement shall be in writing and shall be delivered as follows with notice deemed given as indicated: (a) by personal delivery when delivered personally; (b) by overnight courier upon written verification of receipt; (c ) by telecopy or facsimile transmission upon acknowledgment of receipt of electronic transmission; (d) by certified or registered mail, return receipt requested, upon verification of receipt; or (e) by electronic communication upon written verification of receipt. Notice shall be sent to the addresses set forth above, or such other address as either party may specify in writing.

12.6.
Modification. This Agreement may not be amended, modified, changed or discharged in any respect except as mutually agreed in writing and signed by both parties. No oral waiver, amendment or modification will be effective under any circumstances whatsoever.

12.7.	Descriptive Headings. The paragraph headings contained herein are for reference purposes only and shall not in any way affect the meaning or interpretation of this Agreement.

12.8.	Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original, and all such counterparts shall constitute one and the same instrument.

12.9.	Survival.The provisions of paragraphs 6, 7, 8, 9, 10, 11 and 12 shall survive any termination of this Agreement.

12.10.
Entire Agreement. This Agreement constitutes the entire agreement between the parties relating to this subject matter and supersedes all prior or simultaneous representations, discussions, negotiations, and agreements, whether written or oral.

IN WITNESS WHEREOF, the Company and the Employee have executed this Employment Agreement, as of the day and year first above written.

/s/ Jacob Ben-Zvi WINTEGRA INC.	/s/ Robert O'Dell Robert O'Dell
By:___________________